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                                                                     Exhibit (9)


[LETTERHEAD OF DECHERT]





August 28, 2002


UBS PaineWebber RMA Tax-Free Fund, Inc.
51 West 52nd Street
New York, NY 10019-6114

         Re:   UBS PaineWebber RMA Tax-Free Fund, Inc.
               Post Effective Amendment No. 33 to the Registration Statement on Form N-1A ("Registration Statement")

Dear Ladies and Gentlemen:

We have acted as counsel for UBS PaineWebber RMA Tax-Free Fund, Inc. (the "Fund"), a corporation duly organized and validly existing under the laws of the State of Maryland, in connection with the Registration Statement relating to the issuance and sale by the Fund of up to 20 billion authorized shares of its common stock under the Securities Act of 1933, as amended and under the Investment Company Act of 1940, as amended. We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Fund's Restatement of Articles of Incorporation and Restated By-Laws, each as amended to date.

Based upon the foregoing, we are of the opinion that the shares proposed to be sold pursuant to the Registration Statement, when paid for as contemplated in the Registration Statement, will be legally and validly issued, fully paid and non-assessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Fund's Statement of Additional Information of the Registration Statement to be dated on or about August 30, 2002 and in any revised or amended versions thereof under the caption "Legal Counsel." In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended and the rules and regulations thereunder.

Very truly yours,



/s/ Dechert